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The Directors
Titan International, Inc.
2701 Spruce Street
Quincy
Illinois 62301
USA

14 September 2012

Dear Sirs

Titan International Inc ("the Company")
Letter of Consent – Prospectus

We hereby give our consent to the inclusion in the prospectus equivalent document ("the
Prospectus") dated 14 September 2012 issued by Titan International Inc. of our report dated
14 September 2012 in Part B of Part 9 relating to the pro forma financial information and our report dated 14 September 2012 in Part B of Part 12 relating to the profit forecast in the form and context in which they are included, as shown in the enclosed proof of the Prospectus which we have initialled for identification.

Our consent is required by Prospectus Rule 5.5.3R (2)(f) and is given for the purposes of complying with that provision and for no other purpose.

We also hereby authorise the contents of the reports referred to above which are included in the Prospectus for the purposes of Prospectus Rule 5.5.3R (2)(f).

Yours faithfully

GRANT THORNTON UK LLP

Chartered Accountants
Member firm within Grant Thornton International Ltd
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